CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 16, 2005, relating to the financial statements and financial highlights which appears in the July 31, 2005 Annual Report to Shareholders of AllianceBernstein International Research Growth Fund, Inc., which is also incorporated by reference in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, NY
October 31, 2006